EXHIBIT 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated on Form S-3 of our report dated July 11, 2013 with respect to our audit of the financial statements of North South Holdings, Inc. as of December 31, 2012 and for the period from November 9, 2012 (inception) through December 31, 2012 appearing in the amended Form 8-K of Spherix Incorporated filed on October 9, 2013.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 3, 2014